NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2013 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 11, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2013 first quarter operating loss of ($969,000) on total revenue of $5,710,000 as compared to a 2012 first quarter operating loss of ($1,275,000) on total revenue of $4,613,000.  Griffin reported income from continuing operations and net income of $1,310,000 and basic and diluted income from continuing operations and basic and diluted net income per share of $0.25 for the 2013 first quarter.  In the 2012 first quarter, Griffin incurred a loss from continuing operations of ($1,125,000) and a basic and diluted loss from continuing operations per share of ($0.22), income from a discontinued operation (see below) of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32 and net income of $522,000 and basic and diluted net income per share of $0.10.

The increase in Griffin’s income from continuing operations in the 2013 first quarter as compared to the 2012 first quarter reflects approximately $3,900,000 of gain from the sales of investments in the 2013 first quarter and approximately $700,000 of property sales gain (see below) recognized in the 2013 first quarter.  The gain on property sales recognized in the 2013 first quarter resulted in Griffin having a lower operating loss in the 2013 first quarter as compared to the 2012 first quarter.  In the 2013 first quarter, the sale of Griffin’s investment in Shemin Nurseries Holding Corp. (“SNHC”) was completed, with Griffin receiving cash proceeds of approximately $3,400,000.  As Griffin had a very low cost basis in this investment, Griffin’s gain on the sale of its investment in SNHC also was approximately $3,400,000.  Also in the 2013 first quarter, Griffin sold 1,324,688 shares of its common stock of Centaur Media plc (“Centaur Media”) for cash proceeds of approximately $1,200,000, resulting in a gain on sale of approximately $500,000.  After its 2013 first quarter sales of Centaur Media common stock, Griffin continues to own 3,952,462 shares of common stock in Centaur Media.  There were no sales of Centaur Media common stock in the 2012 first quarter.  In the 2012 first quarter, Griffin reported investment income of approximately $400,000 from a cash distribution from SNHC.

Griffin’s 2013 first quarter operating loss was lower than the operating loss incurred in the 2012 first quarter due to higher operating profit at Griffin Land, Griffin’s real estate business, principally due to the aforementioned gain on a land sale transaction reported in the 2013 first quarter.  There were no property sales reflected in continuing operations in the 2012 first quarter.  All of the revenue and gain on property sales in the 2013 first quarter reflect the recognition of previously deferred revenue and gain of approximately $900,000 and approximately $700,000, respectively, from the sale of 93 acres of undeveloped land to Dollar Tree Distribution, Inc. (the “Dollar Tree Sale”), which closed in the 2012 third quarter.  As Griffin Land is required to construct a sewer line to service the property sold, the Dollar Tree Sale is being accounted for under the percentage of completion method, whereby the revenue and gain on sale are recorded as costs are incurred.  Griffin Land received all the cash proceeds of $7,000,000, before transaction costs, at the time the Dollar Tree Sale closed.  From the closing of the Dollar Tree Sale through the end of the 2013 first quarter, Griffin Land has recognized revenue of approximately $5,600,000 and gain of approximately $4,700,000.  At the end of the 2013 first quarter, the balance of the revenue that is deferred (approximately $1,400,000) and gain on sale that has not yet been recognized (approximately $1,200,000 based on the current estimate of remaining costs to be incurred to complete the construction of the sewer line) is expected to be reflected in the 2013 second quarter when the construction of the sewer line is expected to be completed.

The increase in Griffin Land’s operating profit as a result of a portion of the gain on the Dollar Tree Sale being recognized in the 2013 first quarter was partially offset by slightly lower profit from Griffin Land’s leasing operations in the 2013 first quarter as compared to the 2012 first quarter, due to higher building operating expenses and higher depreciation and amortization expense in the 2013 first quarter as compared to the 2012 first quarter.  The increase in building operating expenses was the result of higher snow removal costs in the 2013 first quarter than the 2012 first quarter because of the very mild winter weather in the 2012 first quarter.  The increase in depreciation and amortization expense includes depreciation expense on Griffin Land’s new 228,000 square foot warehouse in the Lehigh Valley of Pennsylvania which was constructed in fiscal 2012 and placed in service at the end of the 2012 third quarter.  Although there have been expressions of interest in that new building by prospective tenants, there are no leases in place.  The higher building operating expenses and higher depreciation and amortization expense more than offset an increase in rental revenue in the 2013 first quarter as compared to the 2012 first quarter.

Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business incurred an operating loss in the 2013 first quarter that was essentially unchanged from the operating loss incurred in the 2012 first quarter.  Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business.  Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.

The discontinued operation in Griffin’s 2012 first quarter results reflects the gain on the sale of Griffin Land’s 308,000 square foot warehouse in Manchester, Connecticut and the operating results of that facility during the 2012 first quarter prior to the time it was sold.  The sale of the Manchester warehouse closed on January 31, 2012.  Griffin received cash proceeds of $16,000,000, before transaction expenses, and had a pretax gain on sale of approximately $2,900,000 from that transaction.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to completion of the sewer line currently under construction and recognition of the remaining revenue and gain on the Dollar Tree Sale that have been deferred and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Mar. 2, 2013		Mar. 3, 2012
Revenue:
Rental revenue and property sales	$5,508	(1)	$4,413	(1)
Landscape nursery net sales and other revenue	202		200
Total revenue	5,710		4,613

Operating profit (loss):
Real estate business	1,066	(1)	728	(1)
Landscape nursery business	(623)		(643)
General corporate expense	(1,412)		(1,360)
Total operating loss	(969)		(1,275)

Interest expense	(978)	(2)	(875)	(2)
Gain on sale of investment in Shemin Nurseries Holding Corp.	3,397		-
Gain on sale of common stock in Centaur Media plc	504		-
Investment income	-		387
Income (loss) before taxes	1,954		(1,763)
Income tax (provision) benefit	(644)		638

Income (loss) from continuing operations	1,310		(1,125)

Discontinued operation, net of tax: (3)
Income from operations, net of tax	-		117
Gain on sale of warehouse, net of tax	-		1,530
Total discontinued operation, net of tax	-		1,647

Net income	$1,310		$522

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.25		$(0.22)
Income from discontinued operation (3)	-		0.32
Basic net income per common share	$0.25		$0.10

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.25		$(0.22)
Income from discontinued operation (3)	-		0.32
Diluted net income per common share	$0.25		$0.10

Weighted average common shares outstanding
for computation of basic per share results	5,140		5,134

Weighted average common shares outstanding
for computation of diluted per share results	5,144		5,134

(1) Revenue and operating profit at Griffin Land were as follows:
	First Quarter Ended,
	Mar. 2, 2013		Mar. 3, 2012

Revenue from leasing operations	$4,624		$4,413
Revenue from property sales	884		-
Total revenue at Griffin Land	$5,508		$4,413

Operating profit from leasing operations	$325		$728
Operating profit from property sales	741		-
Total operating profit at Griffin Land	$1,066		$728

Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.5 million and approximately $1.4 million in the 2013 and 2012 first quarters, respectively.

(2) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(3) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.